Exhibit 2.1
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2022, PagSeguro Digital Ltd. (“we,” “us,” “our,” “PagSeguro”, “PagSeguro Digital” and the “Company”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered
Class A common shares, par value US$0.000025 per share	PAGS	New York Stock Exchange
We are an exempted company with limited liability incorporated under the laws of the Cayman Islands with the legal name PagSeguro Digital Ltd. Our registered office is located at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111 - Cayman Islands and our principal office telephone number is +55 (11) 3914-9524. Our corporate affairs are governed by our Memorandum and Articles of Association and by the laws of the Cayman Islands.
Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2022.
Description of Share Capital
Set forth below is a summary of the material terms and provisions of our share capital. This description does not purport to be complete and is qualified in its entirety by reference to our Memorandum and Articles of Association (filed in our annual report on Form 20-F as Exhibit 1.01) and the laws of the Cayman Islands. We have included references to items of Form 20-F for convenience.
Item 9.A.3 Preemptive Rights
See “—Item 10.B Memorandum and Articles of Association—Preemptive or Similar Rights” below.
Item 9.A.5 Type and Class of Securities
Our Class A common shares are listed on the NYSE under the symbol “PAGS.” Our Class A common shares are listed in registered form and are not certificated. The Class A common shares commenced trading on the NYSE on January 24, 2018. At December 31, 2022, the Class A common shares represented 61.45% of our shares and 100% of our current global public float.
As of December 31, 2022, our authorized share capital was US$50,000 divided into 2,000,000,000 shares of a par value of US$0.000025 per share. All of our outstanding share capital is fully paid. Our Class A common shares are in book-entry form, registered in the name of each shareholder or its nominee. The authorized but unissued shares are presently undesignated and may be issued by the board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.
Our Memorandum and Articles of Association authorize two classes of common shares: Class A common shares, and Class B common shares. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below and in our Articles of Association.

As of December 31, 2022, 209,148,718 Class A common shares and 120,459,508 Class B common shares were issued, fully paid and outstanding, and we held 5,331,600 Class A common shares in treasury.
Item 9.A.6. Limitations Qualifications
Not applicable.
Item 9.A.7. Other Rights
Not applicable.
Item 10.B. Memorandum and Articles of Association
Description of Our Memorandum and Articles of Association
History of Share Capital - Initial Public Offering
The shares offered and sold in our initial public offering (“IPO”) were registered under the Securities Act of 1933, as amended, pursuant to our Registration Statement on Form F-1 (Registration No. 333-222292), which was declared effective by the Securities and Exchange Commission on January 19, 2018. On January 26, 2018, we closed our IPO, pursuant to which we issued and sold 50,925,642 Class A common shares and UOL sold 70,267,746 Class A common shares. The 121,193,388 registered Class A common shares were sold to the public at a price of US$21.50 per Class A common share, for an aggregate price of US$2,265,789,433.
Corporate Purpose
The corporate objects of PagSeguro Digital, as stated in the Memorandum and Articles of Association, are unrestricted, and PagSeguro Digital has the authority to carry out any object not prohibited by any law, as provided by Section 7(4) of the Companies Act.

Voting Rights
The holders of the Class A common shares and Class B common shares have identical rights, except that: (i) the holder of Class B common shares is entitled to ten (10) votes per share, whereas holders of Class A common shares are entitled to one (1) vote per share; (ii) Class B common shares have certain conversion rights; and (iii) the holder of Class B common shares is entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For more information see “—Preemptive or Similar Rights” and “—Conversion.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders at general meetings of the Company, except as provided below and as otherwise required by law.
Holders of our Class A and Class B common shares who are nonresidents of the Cayman Islands may freely hold and vote their shares.

The following summarizes the rights of holders of our Class A and Class B common shares:
•each holder of Class A common shares is entitled to one (1) vote per share on all matters to be voted on by shareholders generally, including the election of directors;
•each holder of Class B common shares is entitled to ten (10) votes per share on all matters to be voted on by shareholders generally, including the election of directors;
•the holders of our Class A common shares and Class B common shares are entitled to dividends and other distributions as may be recommended and declared from time to time by our board of directors out of funds legally available for that purpose, if any; and
•upon our liquidation, dissolution or winding up, each holder of Class A common shares and Class B common shares will be entitled to share equally on a pro rata basis in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.
The Memorandum and Articles of Association provide that at any time when there are Class A common shares in issue, Class B common shares may only be issued pursuant to: (a) a share split, subdivision or similar transaction or as contemplated in the Memorandum and Articles of Association; (b) a business combination involving the issuance of Class B common shares as full or partial consideration; or (c) an issuance of Class A common shares, whereby holders of Class B common shares are entitled to receive an issuance of Class B common shares that would allow holders of Class B common shares to maintain their proportional ownership interest in the Company. A business combination, as defined in the Memorandum and Articles of Association, would include, amongst other things, a statutory amalgamation, merger, consolidation, arrangement or other reorganization.
Share Repurchases
The Companies Act and the Memorandum and Articles of Association permit PagSeguro Digital to purchase its own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of PagSeguro Digital, subject to the Companies Act, the Memorandum and Articles of Association and to any applicable requirements imposed from time to time by the SEC, the NYSE, or by any recognized stock exchange on which our securities are listed.
On October 30, 2018, PagSeguro Digital announced the adoption of its share repurchase program in an aggregate amount of up to US$250 million in outstanding Class A common shares traded on the NYSE. PagSeguro Digital’s share repurchase program went into effect in the fourth quarter of 2018 and does not have a fixed expiration date. The program may be executed in compliance with Rule 10b-18 under the Exchange Act.

Dividends and Capitalization of Profits
PagSeguro Digital has not adopted a dividend policy with respect to payments of any future dividends. Subject to the Companies Act, PagSeguro Digital’s shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but for the avoidance of doubt no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to PagSeguro Digital. Unless otherwise provided by the rights attached to shares and the Articles of Association of PagSeguro Digital, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date), except: (i) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (ii) where we have shares in issue which are not fully paid up (as to par value), we may pay dividends in proportion to the amounts paid up on each share.
The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of PagSeguro Digital’s common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares: (i) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be; and (ii) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.
Preemptive or Similar Rights
The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described herein and below under “—Conversion”), redemption or sinking fund provisions.
The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, if PagSeguro Digital issues Class A common shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in PagSeguro Digital. This right to maintain a proportional ownership interest may be waived by a majority of the holders of Class B common shares.
Conversion

The outstanding Class B common shares are convertible at any time as follows: (i) at the option of the holder, a Class B common share may be converted at any time into one Class A common share; or (ii) upon the election of the holders of a majority of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles of Association, including transfers to affiliates, trusts solely for the benefit of the shareholder or their affiliates, and partnerships, companies, corporations and other entities exclusively owned by the shareholder or their affiliates and certain transfers to organizations that are exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the voting power of the outstanding Class B common shares represents less than 10% of the combined voting power of the Class A common shares and Class B common shares then outstanding.
No class of PagSeguro Digital’s common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.
Record Dates
For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, PagSeguro Digital’s board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.
General Meetings of Shareholders
As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of PagSeguro Digital at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to PagSeguro Digital in respect of the shares that such shareholder holds must have been paid.
Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation or company, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one (1) vote per Class A common share and ten (10) votes per Class B common share.
As a Cayman Islands exempted company, PagSeguro Digital is not obliged by the Companies Act to call annual general meetings; however, the Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors. For the annual general meeting of shareholders the agenda will include, among other things, the presentation of the annual accounts and the report of the directors. In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.
Also, PagSeguro Digital may, but is not required (unless required by the laws of the Cayman Islands), to hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide.

The Companies Act provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s articles of association. However, these rights may be provided in a company’s articles of association. PagSeguro Digital’s Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.
PagSeguro Digital will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, NYSE and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.
Holders whose shares are registered in the name of DTC or its nominee, which is currently the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.
A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.
A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and PagSeguro Digital’s Articles of Association.
Under the Companies Act, a copy of any special resolution must be forwarded to the Registrar of Companies in the Cayman Islands.

Pursuant to PagSeguro Digital’s Articles of Association, general meetings of shareholders are to be chaired by the chairman or in his absence the vice-chairman (if any) of our board of directors. If the chairman or in his absence the vice chairman (if any) of our board of directors is absent or not present within fifteen minutes after the time appointed for holding the meeting, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman, vice chairman (if any) nor another director is present at the general meeting within fifteen minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.
Transfer of Shares
Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of PagSeguro Digital may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the NYSE or any other form approved by the Company’s board of directors.
PagSeguro Digital’s Class A common shares are traded on the NYSE in book-entry form and may be transferred in accordance with PagSeguro Digital’s Articles of Association and NYSE’s rules and regulations.
However, PagSeguro Digital’s board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any ordinary share unless:
•a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to PagSeguro Digital in respect thereof;
•the instrument of transfer is lodged with PagSeguro Digital, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
•the instrument of transfer is in respect of only one class of shares;
•the instrument of transfer is properly stamped, if required;
•the common shares transferred are free of any lien in favor of PagSeguro Digital; and
•in the case of a transfer to joint holders, the transfer is not to more than four joint holders.
If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Transmission of Shares
Our Articles of Association provide provisions for the transmission of shares where a person becomes entitled to a share in consequence of the death or bankruptcy of a shareholder.
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by PagSeguro Digital’s Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on PagSeguro Digital’s shares. In addition, there are no provisions in the Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.
Appointment, Disqualification and Removal of Directors
PagSeguro Digital is managed by its board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four (4) to eleven (11) directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while PagSeguro Digital’s shares are admitted to trading on NYSE, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.
The Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for such term as the resolution appointing him or her may determine or until his or her death, resignation or removal.
Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.
Additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.
Grounds for Removing a Director
A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten (10) calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
The office of a director will be vacated automatically if he or she (i) becomes prohibited by law from being a director, (ii) becomes bankrupt or makes an arrangement or composition with his creditors, (iii) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (iv) resigns his office by notice to us, or (v) has for more than six (6) months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Proceedings of the Board of Directors
The Articles of Association provide that PagSeguro Digital’s business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two (2) directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.
Subject to the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in São Paulo, Brazil or at such other place as the directors may determine.
Subject to the provisions of the Memorandum and Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the NYSE, the board of directors may from time to time at its discretion exercise all powers of PagSeguro Digital, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.
Inspection of Books and Records
Holders of PagSeguro Digital shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent PagSeguro Digital’s accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements at least ten (10) days before the date of the annual general meeting. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.
Register of Shareholders
Our registered Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, is recorded in the shareholders’ register as the holder of our Class A common shares.
Under Cayman Islands law, PagSeguro Digital must keep a register of shareholders that includes:
•the names and addresses of the shareholders, a statement of the class and number of shares held by each member, distinguish each share by its number (if such share has a number) and whether such shares carry voting rights, and of the amount paid or agreed to be considered as paid, on the shares of each member;
•the date on which the name of any person was entered on the register as a member; and
•the date on which any person ceased to be a member.

Under Cayman Islands law, the register of shareholders of PagSeguro Digital is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. The shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.
If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of PagSeguro Digital, the person or member aggrieved (or any shareholder of PagSeguro Digital, or PagSeguro Digital itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register of shareholders.
Exempted Company
PagSeguro Digital is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
•an exempted company’s register of shareholders is not open to inspection;
•an exempted company does not have to hold an annual general meeting;
•an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•an exempted company may register as a limited duration company; and
•an exempted company may register as a segregated portfolio company.
“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
PagSeguro Digital is subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this annual report, PagSeguro Digital complies with the NYSE rules in lieu of following home country practice.

Anti-Takeover Provisions in our Memorandum and Articles of Association
Some provisions of the Memorandum and Articles of Association may discourage, delay or prevent a change in control of PagSeguro Digital or management that shareholders may consider favorable. In particular, the capital structure of PagSeguro Digital concentrates ownership of voting rights in the hands of UOL. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of PagSeguro Digital to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of PagSeguro Digital. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Two Classes of Common Shares
The Class B common shares of PagSeguro Digital are entitled to ten (10) votes per share, while the Class A common shares are entitled to one (1) vote per share. Since it owns of all of the Class B common shares of PagSeguro Digital, UOL currently has the ability to elect all directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.
So long as UOL has the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of PagSeguro Digital, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that PagSeguro Digital has two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of PagSeguro Digital.
Preferred Shares
PagSeguro Digital’s board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.
Despite the anti-takeover provisions described above, under Cayman Islands law, PagSeguro Digital’s board of directors may only exercise the rights and powers granted to them under the Memorandum and Articles of Association, for what they believe in good faith to be in the best interests of PagSeguro Digital.
Changes to Capital
Pursuant to the Articles of Association, PagSeguro Digital may from time to time by ordinary resolution:
•increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
•consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•convert all or any of its paid-up shares into shares and reconvert such shares into paid up shares of any denomination;
•subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or
•cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.
PagSeguro Digital’s shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.
In addition, subject to the provisions of the Companies Act and PagSeguro Digital’s Articles of Association, PagSeguro Digital may:
•issue shares on terms that they are to be redeemed or are liable to be redeemed;
•purchase its own shares (including any redeemable shares); and
•make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.
Liquidation Rights
If PagSeguro Digital is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between PagSeguro Digital and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between PagSeguro Digital and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between PagSeguro Digital and any person or persons to waive or limit the same, shall apply PagSeguro Digital’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in PagSeguro Digital.
Protection of Non-Controlling Shareholders
The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of the shares of PagSeguro Digital in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.
Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to PagSeguro Digital, general corporate claims against PagSeguro Digital by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by PagSeguro Digital’s Memorandum and Articles of Association.
The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against PagSeguro Digital, or derivative actions in PagSeguro Digital’s name, to challenge: (i) an act which is ultra vires or illegal; (ii) an act which constitutes a fraud against the minority and the wrongdoers themselves control PagSeguro Digital; and (iii) an irregularity in the passing of a resolution that requires a qualified (or special) majority.